Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople, SVP Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Announces Third Quarter 2014 Results

Quarterly Dividend Increased 10% to $0.22 per Share, and $100 Million Share Repurchase Authorization Approved by Aircastle’s Board of Directors

Highlights

•	Lease rental and finance lease revenues of $180.3 million, and Adjusted EBITDA[1] of $177.4 million

•	Net income of $19.2 million, or $0.24 per diluted common share

•	Adjusted net income[1] of $26.5 million, or $0.33 per diluted common share

•	Completed more than $1 billion of aircraft investments through the third quarter of 2014; more than $750 million of additional acquisitions expected to close by the end of Q1 2015

•	Sold eleven aircraft to third parties during the third quarter for proceeds of $201 million and a net pre-tax contribution of $11.4 million; also sold a 777-300ER on lease with LATAM to our joint venture with Ontario Teachers’ Pension Plan

•	Fleet utilization of 100% with an aircraft portfolio yield of 13.2% and net cash interest margin of 9.9%

•	Increased the common dividend by 10%, to $0.22 per share; our 34th consecutive quarterly dividend declared

•	Board of Directors approved a $100 million share repurchase authorization

Stamford, CT. November 4, 2014 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported third quarter 2014 net income of $19.2 million, or $0.24 per diluted common share, and adjusted net income of $26.5 million, or $0.33 per diluted common share. The third quarter results included lease rental and finance lease revenues of $180.3 million versus $165.3 million in the third quarter of 2013.

[1]	Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated, “During the third quarter, we recorded 9% lease rental revenue growth while increasing our net cash interest margin to 9.9%, among the highest in the industry. This strong performance demonstrates our success in improving Aircastle’s portfolio through an active mix of acquisitions, sales and lease placements. Aircastle completed more than $1 billion of aircraft acquisitions in the first three quarters of 2014, and we’ve built a substantial new investment pipeline to support strong and accretive growth. We also sold 35 aircraft and designated two 747 freighters for sale for a net contribution of over $23 million as we exit older technology models.”

Mr. Wainshal continued, “We’ve been taking advantage of favorable market conditions to position the company for profitable growth and on a path towards obtaining investment grade ratings. As market conditions evolve, we intend to remain disciplined investors with a flexible and nimble approach to aircraft acquisitions, focusing on situations that provide our shareholders with stable and attractive returns. We remain committed to generating sustainable cash flow and allocating capital efficiently between value-enhancing investments and returning capital to shareholders. To that end, our Board increased the quarterly dividend by 10%, to $0.22 per share, and authorized a $100 million repurchase program.”

Third Quarter Results

Third quarter of 2014 lease rental and finance lease revenues were $180.3 million, up $15.1 million, or 9% year over year, due primarily to the $43.3 million impact of aircraft acquisitions, offset by $21.1 million of lower revenues due to aircraft dispositions.

Total revenues for the third quarter were $177.6 million, an increase of $7.5 million, or 4% above the previous year. This increase was driven by $15.1 million in higher lease rental and finance lease revenue and $8.7 million in lower amortization of net lease discounts and incentives.1 These improvements were offset by lower maintenance revenue of $17.1 million.2

During the third quarter of 2014, in connection with our annual fleet review, we shortened the expected lives and reduced the residual values of two MD-11 freighter aircraft and recorded impairment charges of $20.4 million, or $0.25 per diluted common share.

Adjusted EBITDA for the third quarter was $177.4 million, up $8.2 million, or 5% from the third quarter of 2013. The increase was driven by higher lease rental and finance lease revenue of $15.1 million, and higher gain on sale of flight equipment of $8.3 million and other revenue and joint venture income of $1.8 million. These improvements were offset by lower maintenance revenue of $17.1 million.

Net income for the third quarter was $19.2 million, up $93.7 million. The improvement was due primarily to non-cash aircraft impairment charges associated with our annual fleet review decreasing by $85.7 million in the third quarter of 2014 versus the prior year. In addition, total revenues increased $7.5 million, while gains from the sale of flight equipment were $8.3 million higher. These improvements were offset by higher depreciation expense of $5.1 million from fleet net book value growth, and higher income tax expense of $4.1 million.

[1]	The lower amortization was due to a lease incentive reversal of $5.3 million related to maintenance work which will not be performed during the lease.
[2]	Driven by $12.1 million from an unscheduled lease termination in the third quarter of 2013 and $8.7 million of contra-maintenance revenue in the third quarter of 2014, related to engine restoration work completed by a lessee prior to the scheduled return of two 737-800 aircraft.

Adjusted net income for the quarter was $26.5 million, up $95.6 million year over year, and reflects lower aircraft impairment charges of $85.7 million, higher total revenues of $7.5 million, higher gains on sale of flight equipment of $8.3 million and lower adjusted interest and maintenance expenses of $4.3 million. These improvements were offset by higher depreciation of $5.1 million, higher taxes of $4.1 million and lower other income of $0.9 million.

Aviation Assets

During the first nine months of the year, we acquired 14 aircraft for more than $1.0 billion. Since the end of the third quarter, we have acquired or expect to acquire, prior to the end of the first quarter of 2015, three wide-body and 18 narrow-body aircraft for more than $750 million.

During the first nine months of 2014, we sold 34 aircraft to third parties for total proceeds of $447 million. These sold aircraft had a weighted average age of approximately 17 years and included five freighter and eleven older technology aircraft. During the third quarter of 2014, we sold eleven aircraft to third parties and one 777-300ER aircraft on lease with LATAM to our joint venture with Ontario Teachers’ Pension Plan. As with the prior transactions with our joint venture, this sale allows us to manage exposures and pursue larger transactions while also enhancing our return on equity.

As of September 30, 2014, Aircastle owned 140 aircraft having a net book value of $5.3 billion.

	Owned Aircraft as of September 30, 2013(1)	Owned Aircraft as of September 30, 2014(1)
Flight Equipment Held for Lease ($ mils.)	$5,086	$5,304
Unencumbered Flight Equipment ($ mils.)	$2,712	$2,924
Number of Aircraft	161	140
Number of Unencumbered Aircraft	80	85
Passenger Aircraft (% of NBV)	80%	84%
Freighter Aircraft (% of NBV)	20%	16%
Weighted Average Fleet Age – Combined (years)(2)	10.0	8.6
Weighted Average Remaining Combined Lease Term (years)(3)	5.1	5.0
Weighted Average Fleet Utilization for the three months ended(4)	100%	100%
Portfolio Yield for the three months ended(5)	13.7%	13.2%
Net Cash Interest Margin(6)	9.6%	9.9%

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.
(2)	Weighted average age by net book value.
(3)	Weighted average remaining lease term by net book value.
(4)	Aircraft on-lease days as a percent of total days in period weighted by net book value.
(5)	Lease rental revenue for the period as a percent of the average net book value of flight equipment held for lease for the period; quarterly information is annualized.
(6)	Net Cash Interest Margin = Lease rental yield minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

Common Dividend

On October 31, 2014, Aircastle’s Board of Directors declared a fourth quarter 2014 cash dividend on its common shares of $0.22 per share, payable on December 15, 2014 to shareholders of record on November 28, 2014. This is a 10% increase over the previous quarter’s cash dividend and represents the fifth dividend increase since 2010.

Share Repurchase Authorization

On October 31, 2014 the Company’s Board of Directors authorized the repurchase of up to $100 million of the Company’s common shares. Under the program, the Company may purchase its common shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company’s common shares, trading volume and general market conditions.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Tuesday, November 4, 2014 at 10:00AM Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (800) 768-6563 (from within the U.S. and Canada) or (785) 830-7991 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “1608678”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release, an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 12:00PM Eastern time on Thursday, December 4, 2014 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “1608678”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of September 30, 2014, Aircastle’s aircraft portfolio consisted of 140 aircraft on lease with 61 customers located in 37 countries.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle’s expectations include, but are not limited to, capital markets disruption or volatility which could adversely affect our continued ability to obtain additional capital to finance new investments or our working capital needs; government fiscal or tax policies, general economic and business conditions or other factors affecting demand for aircraft or aircraft values and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions caused by political unrest and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases and other risks detailed from time to time in Aircastle’s filings with the SEC, including as previously disclosed in Aircastle’s 2013 Annual Report on Form 10-K, and in our other filings with the SEC, press releases and other communications. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31, 2013	September 30, 2014
		(Unaudited)
ASSETS
Cash and cash equivalents	$654,613	$474,338
Accounts receivable	2,825	3,896
Restricted cash and cash equivalents	122,773	114,392
Restricted liquidity facility collateral	107,000	65,000
Flight equipment held for lease, net of accumulated depreciation of $1,430,325 and $1,350,950	5,044,410	5,232,940
Net investment in finance leases	145,173	70,723
Unconsolidated equity method investment	21,123	30,501
Other assets	153,976	175,454

Total assets	$6,251,893	$6,167,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings (including borrowings of ACS Ireland VIEs of $152,545 and $78,418, respectively)	$1,586,835	$1,485,033
Borrowings from unsecured financings	2,150,527	2,200,000
Accounts payable, accrued expenses and other liabilities	111,661	162,970
Lease rentals received in advance	49,235	48,027
Liquidity facility	107,000	65,000
Security deposits	118,804	125,765
Maintenance payments	442,432	422,157
Fair value of derivative liabilities	39,992	3,090

Total liabilities	4,606,486	4,512,042

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 80,806,975 shares issued and outstanding at December 31, 2013; and 80,949,219 shares issued and outstanding at September 30, 2014	808	809
Additional paid-in capital	1,562,106	1,563,685
Retained earnings	158,398	137,858
Accumulated other comprehensive loss	(75,905)	(47,150)

Total shareholders’ equity	1,645,407	1,655,202

Total liabilities and shareholders’ equity	$6,251,893	$6,167,244

Aircastle Limited and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Revenues:
Lease rental revenue	$161,148	$178,886	$475,656	$536,452

Finance lease revenue	4,122	1,463	12,120	9,347

Amortization of lease premiums, discounts and lease incentives	(9,737)	(1,075)	(25,527)	(7,252)
Maintenance revenue (including contra maintenance revenue of $0 and $8,655 for the three months ended and $0 and $25,037 for the nine months ended September 30, 2013 and 2014, respectively)	12,932	(4,189)	42,983	35,035

Total lease revenue	168,465	175,085	505,232	573,582
Other revenue	1,625	2,511	11,425	6,763

Total revenues	170,090	177,596	516,657	580,345

Operating expenses:
Depreciation	70,469	75,519	212,448	225,230
Interest, net	57,843	56,794	183,651	181,551

Selling, general and administrative (including non-cash share based payment expense of $1,067 and $949 for the three months ended and $2,931 and $3,167 for the nine months ended September 30, 2013 and 2014, respectively)	12,830	13,817	39,297	41,818
Impairment of Aircraft	106,136	20,436	112,335	67,005
Maintenance and other costs	1,914	713	11,464	5,222

Total expenses	249,192	167,279	559,195	520,826

Other income (expense):
Gain on sale of flight equipment	3,092	11,390	25,601	13,384
Loss on extinguishment of debt	—	—	—	(36,570)
Other	855	1	5,016	758

Total other income (expense)	3,947	11,391	30,617	(22,428)

Income (loss) from continuing operations before income taxes	(75,155)	21,708	(11,921)	37,091
Income tax provision	(597)	3,484	6,719	10,925
Earnings of unconsolidated equity method investment, net of tax	—	927	—	1,898

Net income (loss)	$(74,558)	$19,151	$(18,640)	$28,064

Earnings per common share — Basic:
Net income (loss) per share	$(0.95)	$0.24	$(0.26)	$0.35

Earnings per common share — Diluted:
Net income (loss) per share	$(0.95)	$0.24	$(0.26)	$0.35

Dividends declared per share	$0.165	$0.200	$0.495	$0.600

Aircastle Limited and Subsidiaries

Consolidated Statements of Comprehensive Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Net income (loss)	$(74,558)	$19,151	$(18,640)	$28,064

Other comprehensive income, net of tax:
Net change in fair value of derivatives, net of tax expense of $78 and $21 for the three months ended and $389 and $825 for the nine months ended September 30, 2013 and 2014, respectively	1,798	1,643	13,751	2,025
Net derivative loss reclassified into earnings	7,300	8,549	25,285	26,730

Other comprehensive income	9,098	10,192	39,036	28,755

Total comprehensive income (loss)	$(65,460)	$29,343	$20,396	$56,819

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2014
Cash flows from operating activities:
Net income (loss)	$(18,640)	$28,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	212,448	225,230
Amortization of deferred financing costs	11,757	10,493
Amortization of net lease discounts and lease incentives	25,527	7,252
Deferred income taxes	3,419	(2,623)
Non-cash share based payment expense	2,931	3,167
Cash flow hedges reclassified into earnings	25,285	26,730
Security deposits and maintenance payments included in earnings	(32,047)	(38,257)
Gain on sale of flight equipment	(25,601)	(13,384)
Loss on extinguishment of debt	—	36,570
Impairment of aircraft	112,335	67,005
Other	(4,284)	(2,278)
Changes in certain assets and liabilities:
Accounts receivable	1,588	(1,603)
Other assets	1,155	(1,691)
Accounts payable, accrued expenses and other liabilities	7,978	17,138
Lease rentals received in advance	(4,538)	4,162

Net cash provided by operating activities	319,313	365,975

Cash flows from investing activities:
Acquisition and improvement of flight equipment and lease incentives	(837,183)	(939,651)
Proceeds from sale of flight equipment	285,199	563,882
Restricted cash and cash equivalents related to sale of flight equipment	(2,200)	(24,606)
Aircraft purchase deposits and progress payments	(5,655)	1,315
Net investment in finance leases	(11,595)	(14,258)
Collections on finance leases	6,658	8,096
Unconsolidated equity method investment and associated costs	—	(8,592)
Distributions from unconsolidated equity method investment in excess of earnings	—	997
Principal repayments on debt investment	42,001	—
Other	(852)	(466)

Net cash used in investing activities	(523,627)	(413,283)

Cash flows from financing activities:
Issuance of shares net of repurchases	197,478	(2,092)
Proceeds from notes and term debt financings	78,230	803,200
Securitization and term debt financing repayments	(430,482)	(895,459)
Debt extinguishment costs	—	(32,835)
Deferred financing costs	(2,910)	(15,843)
Restricted secured liquidity facility collateral	—	42,000
Secured liquidity facility collateral	—	(42,000)
Restricted cash and cash equivalents related to financing activities	(77,701)	32,987
Security deposits and maintenance payments received	154,303	131,136
Security deposits and maintenance payments returned	(58,776)	(72,030)
Payments for terminated cash flow hedges	—	(33,427)
Dividends paid	(35,895)	(48,604)

Net cash used in financing activities	(175,753)	(132,967)

Net increase (decrease) in cash and cash equivalents	(380,067)	(180,275)
Cash and cash equivalents at beginning of period	618,217	654,613

Cash and cash equivalents at end of period	$238,150	$474,338

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
Revenues	$170,090	$177,596	$516,657	$580,345

EBITDA	$62,894	$156,023	$409,705	$453,022

Adjusted EBITDA	$169,242	$177,408	$521,244	$559,083

Adjusted net income (loss)	$(69,091)	$26,545	$4,361	$87,497

Adjusted net income (loss) allocable to common shares	$(69,091)	$26,348	$4,327	$86,868
Per common share - Basic	$(0.88)	$0.33	$0.06	$1.08
Per common share - Diluted	$(0.88)	$0.33	$0.06	$1.08

Basic common shares outstanding	78,544	80,390	71,462	80,389
Diluted common shares outstanding	78,544	80,390	71,462	80,389

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
	(Dollars in thousands)
Net income (loss)	$(74,558)	$19,151	$(18,640)	$28,064
Depreciation	70,469	75,519	212,448	225,230
Amortization of net lease discounts and lease incentives	9,737	1,075	25,527	7,252
Interest, net	57,843	56,794	183,651	181,551
Income tax provision	(597)	3,484	6,719	10,925

EBITDA	$62,894	$156,023	$409,705	$453,022
Adjustments:
Impairment of aircraft	106,136	20,436	112,335	67,005
Loss on extinguishment of debt	—	—	—	36,570
Non-cash share based payment expense	1,067	949	2,931	3,167
Gain on mark to market of interest rate derivative contracts	(855)	—	(3,727)	(681)

Adjusted EBITDA	$169,242	$177,408	$521,244	$559,083

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-US GAAP measure is helpful in identifying trends in our performance.

This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the board of directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2014	2013	2014
	(Dollars in thousands)
Net income (loss)	$(74,558)	$19,151	$(18,640)	$28,064
Loss on extinguishment of debt(2)	—	—	—	36,570
Loan termination fee(1)	—	—	2,954	—
Ineffective portion and termination of hedges(1)	91	(21)	2,222	41
Gain on mark to market of interest rate derivative contracts(2)	(855)	—	(3,727)	(681)
Write-off of deferred financing fees(1)	150	—	3,975	—
Non-cash share based payment expense(3)	1,067	949	2,931	3,167
Term Financing No. 1 hedge loss amortization charges(1)	4,591	3,601	13,478	11,544
Securitization No. 1 hedge loss amortization charges (1)	423	2,865	1,168	8,792

Adjusted net income (loss)	$(69,091)	$26,545	$4,361	$87,497

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
Weighted-average shares:	Shares	Percent(2)	Shares	Percent(2)
Common shares outstanding – Basic	80,390	99.26%	80,389	99.28%
Unvested restricted common shares	601	0.74%	582	0.72%

Total weighted-average shares outstanding	80,991	100.00%	80,971	100.00%

Net income allocation
Net income	$19,151	100.00%	$28,064	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(142)	(0.74%)	(202)	(0.72%)

Earnings available to common shares	$19,009	99.26%	$27,862	99.28%

Adjusted net income allocation
Adjusted net income	$26,545	100.00%	$87,497	100.00%
Amounts allocated to unvested restricted shares	(197)	(0.74%)	(629)	(0.72%)

Amounts allocated to common shares	$26,348	99.26%	$86,868	99.28%

(1)	For the three and nine months ended September 30, 2014 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2013		Nine Months Ended September 30, 2013
Weighted-average shares:	Shares	Percent(2)	Shares	Percent(2)
Common shares outstanding – Basic	78,544	99.15%	71,462	99.22%
Unvested restricted common shares	669	0.85%	563	0.78%

Total weighted-average shares outstanding	79,214	100.00%	72,025	100.00%

Net income allocation
Net (loss)	$(74,558)	100.00%	$(18,640)	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	—	(0.00%)	—	(0.00%)

Earnings available to common shares	$(74,558)	100.00%	$(18,640)	100.00%

Adjusted net income allocation
Adjusted net income (loss)	$(69,091)	100.00%	$4,361	100.00%
Amounts allocated to unvested restricted shares	—	(0.00%)	(34)	(0.78%)

Amounts allocated to common shares	$(69,091)	100.00%	$4,327	99.22%

(1)	For the three and six months ended September 30, 2013 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.